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EXHIBIT 11

HAMILTON BANCORP INC. AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     Three Months Ended March 31,
                                                                   ---------------------------------
                                                                      2001                  2000
                                                                   -----------           -----------
Basic:
Weighted average number of common shares outstanding                10,081,147            10,081,147
Net income                                                         $     2,539           $     5,417
Basic earnings                                                     $      0.25           $      0.54

Diluted:
Weighted average number of common shares outstanding                10,081,147            10,081,147
Potential common shares outstanding - options                               --               139,974
                                                                   -----------           -----------
Total common and potential common shares outstanding                10,081,147            10,221,121
                                                                   ===========           ===========
Net income                                                         $     2,539           $     5,417
Diluted earnings per share                                         $      0.25           $      0.53


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